                         Inland Real Estate Corporation
                               Sticker Supplement


   Supplement No. 2 to the Company's Prospectus updates certain information in the sections of the Prospectus headed "Management's Discussion and Analysis of the Financial Condition and Results of Operations" and "Plan of Distribution". Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus.


   The Company commenced the "best efforts" offering on July 14, 1997, and as of August 20, 1997, the Company had accepted subscriptions for 1,637,398.15 shares ($14,818,454 net of Selling Commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fee). Inland Securities Corporation, an Affiliate of the Advisor, serves as dealer-manager of the Offering and is entitled to receive selling commissions and certain other amounts. As of August 20, 1997, Inland Securities Corporation was entitled to receive commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fee totaling $1,555,528. An Affiliate of the Advisor is also entitled to receive Property Management Fees for management and leasing services.

                                SUPPLEMENT NO. 2
                             DATED AUGUST 22, 1997
                     TO THE PROSPECTUS DATED JULY 14, 1997
                       OF INLAND REAL ESTATE CORPORATION

         This Supplement No. 2 is provided for the purpose of supplementing the Prospectus dated July 14, 1997 of Inland Real Estate Corporation (the "Company") as previously supplemented by Supplement No. 1 dated July 31, 1997 and must be read in conjunction therewith. Unless otherwise defined, capitalized terms used herein shall have the same meaning as in the Prospectus, as supplemented.


        MANAGEMENT'S DISCUSSION AND ANALYSIS OF THE FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Supplement No. 2 constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. These forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, limitations on the area in which the Company may acquire properties; risks associated with borrowings secured by the Company's properties; competition for tenants and customers; federal, state or local regulations; adverse changes in general economic or local conditions; competition for property acquisitions with third parties that have greater financial resources than the Company; inability of lessees to meet financial obligations; uninsured losses; risks of failing to qualify as a REIT; and potential conflicts of interest between the Company and its affiliates including the Advisor.


Liquidity and Capital Resources

         As of July 24, 1996, the Company had received subscriptions for a total of 5,000,000 Shares, thereby completing the initial Offering. On July 24, 1996, the Company commenced a follow-on Offering of 10,000,000 shares plus an additional 1,000,000 shares available for distribution through the DRP. As of June 30, 1997, the Company had received subscriptions for a total of 9,583,394 Shares of the follow-on Offering, resulting in $144,525,563 in Gross Offering Proceeds. As of June 30, 1997, the Company has repurchased 26,613 Shares through the Share Repurchase Program.

         As of July 10, 1997, the Company had received subscriptions for a total of 10,000,000 Shares thereby completing the follow-on Offering. On July 14, 1997, the Company commenced a second follow-on Offering of 20,000,000 Shares plus an additional 1,000,000 Shares available for distribution through the DRP. As of August 11, 1997, the Company has accepted subscriptions for 951,535 Shares in the second follow-on Offering.

         The Company's capital needs and resources are expected to undergo changes as a result of the completion of the initial public offering of Shares, the commencement of the follow-on Offering and the acquisition of properties. Operating cash flow is expected to increase as these additional properties are added to the portfolio. Distributions to Stockholders are determined by the Company's Board of Directors and are dependent on a number of factors, including the amount of funds available for distribution, the Company's financial condition, capital expenditures, and the annual distribution required to maintain REIT status under the Code.

         Cash and cash equivalents consists of cash and short-term investments. Cash and cash equivalents at June 30, 1997 and December 31, 1996 were $16,912,223 and $8,491,735 respectively. The increase in cash and cash equivalents since December 31, 1996 is due to the additional sales proceeds raised and $32,848,379 in additional loan proceeds from financing the properties. Partially offsetting these increases in cash and cash equivalents was the purchase of additional properties since December 31, 1996 and the payment of Offering costs. The Company intends to use cash and cash equivalents to purchase additional properties, to pay distributions and to pay offering costs.

         As of June 30, 1997, the Company had acquired thirty-three properties. The properties owned by the Company are currently generating sufficient cash flow to cover operating expenses of the Company plus pay a monthly distribution on weighted average shares. Commencing with the fourth quarter of 1996, the Company increased the monthly distributions from 8.0% to 8.3% per annum on weighted average shares. Beginning March 1, 1997, the Company increased the monthly distribution paid to 8.5% per annum on weighted average shares. Distributions declared for the six months ended June 30, 1997 were $4,625,291, a portion of which represents a return of capital for federal income tax purposes. The return of capital portion of the distributions cannot be determined at this time and will be calculated at year end. Beginning August 1, 1997, the Company has increased the monthly distribution to 8.7% per annum on weighted average shares.

         Management of the Company monitors the various qualification tests the Company must meet to maintain its status as a real estate investment trust. Large ownership of the Company's stock is tested upon purchase to determine that no more than 50% in value of the outstanding stock is owned directly, or indirectly, by five or fewer persons or entities at any time. Management of the Company also determines, on a quarterly basis, that the Gross Income, Asset and Distribution Tests as described in the section of the Prospectus entitled "Federal Income Tax Considerations--Taxation of the Company--REIT Qualification Tests" are met. On an ongoing basis, as due diligence is performed by management of both the Company and the Advisor on potential real estate purchases or temporary investment of uninvested capital, management of both entities determines that the income from the new asset will qualify for REIT purposes. Beginning with the year ended December 31, 1995, the Company qualified as a REIT.

Cash Flows From Operating Activities

         Net cash provided by operating activities increased by approximately $3,885,778 for the six months ended June 30, 1997 to $5,520,586 from $1,634,808 for the same period in 1996. This increase is due primarily to an increase in net income for the six months ended June 30, 1997, as compared to the net income for the six months ended June 30, 1996. This increase in net income is due to the purchase of additional properties. As of June 30, 1997, the Company had acquired thirty-three properties, as compared to ten properties as of June 30, 1996.

Cash Flows From Investing Activities

         During the six months ended June 30, 1997, the Company utilized $69,320,114 in investing activities for the purchase of twelve properties, as compared to the $12,519,834 utilized in the six months ended June 30, 1996 for the purchase of four properties. In addition, the Company made initial deposits totaling $24,494,140 for the purchase of two centers to be completed in late 1997.


Cash Flows From Financing Activities

         For the six months ended June 30, 1997, the Company generated $76,614,494 of cash flows from financing activities as compared to $19,505,082 of cash flows generated from financing activities for the six months ended June 30, 1996. This increase is due primarily to the increase in proceeds raised from the Offering of $63,191,534 for the six months ended June 30, 1997, as compared to $23,730,034 of Offering proceeds raised for the six months ended June 30, 1996 and loan proceeds, net of principal payment of debt, received in the six months ended June 30, 1997. This increase is partially offset by an increase in the cash used for the payment of Offering costs for the six months ended June 30, 1997. The increase is also partially offset by an increase in the amount of distributions paid for the six months ended June 30, 1997 of $4,202,698 as compared to the distributions paid for the six months ended June 30, 1996 of $1,049,946.

         The Advisor has guaranteed payment of all public offering expenses (excluding selling commissions, the marketing contribution and the due diligence expense allowance fee) in excess of 5.5% of the Gross Offering Proceeds of the Offering (the "Gross Offering Proceeds") or all organization and offering expenses (including such selling expenses) which together exceed 15% of the Gross Offering Proceeds. As of June 30, 1997, organizational and offering costs did not exceed this limitation.


Results of Operations

         As of June 30, 1997, subscriptions for a total of 14,583,394 Shares were received from the public resulting in $144,525,563 in Gross Offering Proceeds, which includes the Advisor's capital contribution of $200,000 and Shares purchased through the DRP.

         Funds from operations ("FFO") means net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and other non-cash items. FFO and funds available for distribution for the six months ended June 30, 1997 and 1996 are calculated as follows:

                                                             June 30,           June 30,
                                                               1997               1996
                                                             --------           --------
     Net income......................................      $ 2,882,164            734,567
     Depreciation....................................        1,639,519            277,500
                                                           -----------        -----------

     Funds from operations (1).......................        4,521,683          1,012,067

     Deferred rent receivable (2)....................         (207,655)           (41,051)
     Rental income received under
             Master lease agreements (3)                       139,874            194,508
                                                           -----------        -----------

     Funds available for distribution                      $ 4,453,902          1,165,524
                                                           ===========        ===========

(1) FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and is not necessarily indicative of cash available to fund cash needs. FFO should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity.

(2) Reference is made to Note (5) of the Notes to Financial Statements of the Company.

(3) As part of the purchase of some of the properties, the Company will receive rent under master lease agreements on some of the spaces currently vacant for periods ranging from one to two years or until the spaces are leased. Generally accepted accounting principles require that as these payments are received, they be recorded as a reduction in the purchase price of the properties rather than as rental income. Reference is made to Note (5) of the Notes to Financial Statements of the Company.

         Total income for the six months ended June 30, 1997 and 1996 was $11,917,334 and $1,887,655, respectively. This increase was due to the purchase of additional properties. As of June 30, 1997, the Company had acquired thirty-three properties, as compared to ten properties as of June 30, 1996. The purchase of additional properties also resulted in increased in property operating expenses to Affiliates and non-affiliates and depreciation expense.

         The increase in mortgage interest to Affiliates and non-affiliates for the six months ended June 30, 1997, as compared to the six months ended June 30, 1996, is due to financing placed on previously acquired centers as well as mortgages assumed as part of the purchases of Regency Point and Aurora Commons. The mortgages payable totaled $73,130,071 for the six months ended June 30, 1997 as compared to $30,838,233 for the six months ended June 30, 1996. The Company continues to have a mortgage collateralized by the Walgreens, Decatur property payable to an Affiliate.

         Interest income is the result of cash and cash equivalents being invested in short-term investments until a property is purchased.

         The increases in professional services to non-affiliates and general and administrative expenses to Affiliates and non-affiliates for the three and six months ended June 30, 1997, as compared to the three and six months ended June 30, 1996, is due to the management of an increased number of real estate assets.

         The following is a list of approximate physical occupancy levels for the Company's investment properties as of the end of each quarter during 1996 and 1997. N/A indicates the property was not owned by the Company at the end of the quarter.

                                                  1996                                    1997
                                   ----------------------------------      ---------------------------------
                                     at       at        at      at           at       at        at       at
  Properties                       03/31    06/30    09/30    12/31       03/31     06/30    09/30    12/31
  ----------                      ------    -----    -----    -----       -----     -----    -----    -----
  Walgreens
         Decatur, Illinois         100%      100%     100%     100%        100%      100%
  Eagle Crest
         Naperville, Illinois      100%      100%     100%     100%        97%       97%
  Montgomery-Goodyear
         Montgomery, Illinois      100%      100%     100%     100%        77%       77%
  Hartford/Naperville Plaza
         Naperville, Illinois      100%      100%     100%     100%        100%      100%


                                                  1996                                    1997
                                   ----------------------------------      ---------------------------------
                                     at       at        at      at           at       at        at       at
  Properties                        03/31    06/30    09/30    12/31       03/31     06/30    09/30    12/31
  ----------                       ------    -----    -----    -----       -----     -----    -----    -----
  Nantucket Square
         Schaumburg, Illinois      81%       81%      94%      85%         94%       94%
  Antioch Plaza
         Antioch, Illinois         49%       49%      49%      57%         59%       59%*
  Mundelein Plaza
         Mundelein, Illinois       100%      100%     100%     100%        100%      96%*
  Regency Point
         Lockport, Illinois        N/A       97%      97%      97%         100%      100%
  Prospect Heights
         Prospect Heights,         N/A       78%      100%     100%        83%       83%*
         Illinois
  Montgomery-Sears
         Montgomery, Illinois      N/A       85%      85%      85%         85%       85%*
  Zany Brainy
         Wheaton, Illinois         N/A       N/A      100%     100%        100%      100%
  Salem Square
         Countryside, Illinois     N/A       N/A      97%      97%         97%       97%*
  Hawthorn Village
         Vernon Hills, Illinois    N/A       N/A      99%      98%         97%       98%
  Six Corners
         Chicago, Illinois         N/A       N/A      N/A      92%         94%       94%
  Spring Hill Fashion Ctr.
         West Dundee, Illinois     N/A       N/A      N/A      95%         96%       96%
  Crestwood Plaza
         Crestwood, Illinois       N/A       N/A      N/A      100%        100%      100%
  Park St. Clair
         Schaumburg, Illinois      N/A       N/A      N/A      100%        100%      100%
  Lansing Square
         Lansing, Illinois         N/A       N/A      N/A      89%         90%       90%
  Summit of Park Ridge
         Park Ridge, Illinois      N/A       N/A      N/A      81%         82%       81%*
  Grand and Hunt Club
         Gurnee, Illinois          N/A       N/A      N/A      100%        100%      100%
  Quarry Outlot
         Hodgkins, Illinois        N/A       N/A      N/A      100%        100%      100%
  Maple Park Place
         Bolingbrook, Illinois     N/A       N/A      N/A      N/A         99%       97%
  Aurora Commons
         Aurora, Illinois          N/A       N/A      N/A      N/A         99%       100%
  Lincoln Park Place
         Chicago, Illinois         N/A       N/A      N/A      N/A         100%      100%
  Ameritech
         Joliet, Illinois          N/A       N/A      N/A      N/A         N/A       100%
  Dominicks-Schaumburg
         Schaumburg, Illinois      N/A       N/A      N/A      N/A         N/A       100%
  Dominicks-Highland Park
         Highland Park, Illinois   N/A       N/A      N/A      N/A         N/A       100%
  Niles Shopping Center
         Niles, Illinois           N/A       N/A      N/A      N/A         N/A       100%


                                                  1996                                    1997
                                   ----------------------------------      ---------------------------------
                                     at       at        at      at           at       at        at       at
  Properties                        03/31    06/30    09/30    12/31       03/31     06/30    09/30    12/31
  ----------                       ------    -----    -----    -----       -----     -----    -----    -----
  Mallard Crossing
         Elk Grove Village,        N/A       N/A      N/A      N/A         N/A       95%
         Illinois
  Cobblers Crossing
         Elgin, Illinois           N/A       N/A      N/A      N/A         N/A       91%
  Calumet Square
         Calumet City, Illinois    N/A       N/A      N/A      N/A         N/A       100%
  Sequoia Shopping Center
         Milwaukee, Wisconsin      N/A       N/A      N/A      N/A         N/A       96%
  Riversquare Shopping Center
         Naperville, Illinois      N/A       N/A      N/A      N/A         N/A       100%


  * As part of the purchase of these properties the Company receives rent under master lease agreements on the space which was vacant at the time of the purchase, resulting in 100% economic occupancy at June 30, 1997 for Antioch, Montgomery-Sears and Salem Square.

          As part of the purchase of Summit of Park Ridge, a portion of the Seller's proceeds were escrowed for the monthly release of master lease payments. The master lease agreements along with credits for signed leases resulted in 90% economic occupancy at June 30, 1997.

          The master lease agreements are for periods ranging from one to two years or until the spaces are leased.

          The Company has received termination fees resulting in 100% economic occupancy for Prospect Heights.

Subsequent Events

         In July 1997, the Company paid a distribution of $971,540 to the Stockholders.

         As of July 10, 1997, the Company had received subscriptions for a total of 10,000,000 Shares thereby completing the follow-on Offering. On July 14, 1997, the Company commenced a second follow-on Offering of 20,000,000 Shares plus an additional 1,000,000 Shares available for distribution through the DRP. As of August 11, 1997, the Company has accepted subscriptions for 951,535 Shares in the second follow-on Offering.

         On July 17, 1997, the Company purchased the Rivertree Court Shopping Center from an unaffiliated third party for approximately $31,750,000. As part of the acquisitions, the Company assumed the existing first mortgage loan of $15,700,000. The mortgage requires interest only payments at a rate of 10.03% per annum, paid monthly, until the maturity date of January 1, 1999. The property is located in Vernon Hills, Illinois and contains approximately 299,055 square feet of leasable space.

         On July 25, 1997, the Company purchased Shorecrest Shopping Center from an unaffiliated third party for approximately $5,956,000. The property is located in Racine, Wisconsin and contains approximately 91,177 square feet of leasable space.

         On July 31, 1997, the Company made an additional deposit of $524,390 for the purchase of Oak Forest Commons. The Company earns interest on this deposit at the rate of 9.3% per annum.

         On the behalf of the Company, the Advisor is currently exploring the purchase of additional shopping centers from unaffiliated third parties.


                              PLAN OF DISTRIBUTION

         The Company commenced the "best efforts" Offering on July 14, 1997, and as of August 20, 1997 the Company had accepted subscriptions for 1,637,398.15 shares ($14,818,454 net of Selling Commissions, the Marketing Contributions and the Due Diligence Expense Allowance Fee).

         Inland Securities Corporation, an Affiliate of the Advisor, serves as dealer manager of the Offering and is entitled to receive selling commissions and certain other amounts. As of August 20, 1997, Inland Securities Corporation was entitled to receive commissions, the Marketing Contribution and the Due Diligence Expense Allowance Fee totaling $1,555,528 in connection with the Offering. An Affiliate of the Advisor is also entitled to receive Property Management Fees for management and leasing services. The Company incurred and paid Property Management Fees of approximately $416,000 for the six months ended June 30, 1997 and $229,307 for the year ended December 31, 1996. The Advisor may also receive an annual Advisor Asset Management Fee of not more than 1% of the Average Invested Assets, paid quarterly. As of June 30, 1997, the Company had incurred and paid Advisor Asset Management Fees of $523,000.

                         INDEX TO FINANCIAL STATEMENTS
                                                                            PAGE


Balance Sheets at June 30, 1997 and December 31, 1996 (unaudited). . . . . . F-1

Statement of Operations for the three and six months ended
June 30, 1997 and 1996 (unaudited)   . . . . . . . . . . . . . . . . . . . . F-3

Statements of Stockholder's Equity at June 30, 1997 and
December 31, 1996 (unaudited)  . . . . . . . . . . . . . . . . . . . . . . . F-5

Statement of Cash Flows for the six months ended
June 30, 1997 and 1996  (unaudited)  . . . . . . . . . . . . . . . . . . . . F-6

Notes to Financial Statements at June 30, 1997  (unaudited). . . . . . . . . F-8

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                                 Balance Sheets

                      June 30, 1997 and December 31, 1996
                                  (unaudited)

                                     Assets

                                                                                 1997                    1996
                                                                                 ----                    ----
  Investment properties (Notes 1, 4 and 5):
          Land.........................................................         $ 46,784,498            24,705,743
          Building and improvements....................................          135,113,547            69,927,238
                                                                                ------------           -----------


                                                                                 181,898,045            94,632,981
          Less accumulated depreciation................................            2,748,557             1,109,038
                                                                                ------------           -----------


          Net investment properties....................................          179,149,488            93,523,943

  Cash and cash equivalents including amounts held
          by property manager (Note 1).................................           16,912,223             8,491,735

  Restricted cash (Note 1).............................................            1,501,442               122,043
  Accounts and rents receivable (Note 5)...............................            3,848,015             1,914,756
  Deposits and other assets............................................            2,964,333                95,828
  Deferred organization costs (net of accumulated amortization of
          $8,239 and $5,492 at June 30, 1997 and December 31, 1996,
          respectively (Note 1)........................................               19,223                21,970
  Loan fees (net of accumulated amortization of $69,387
          and $11,875 at June 30, 1997 and December 31,1996, respectively)
          (Note 1).....................................................              812,433               338,411
                                                                                ------------           -----------


          Total assets.................................................         $205,207,157           104,508,686
                                                                                ============           ===========

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                                 Balance Sheets
                                  (continued)

                      June 30, 1997 and December 31, 1996
                                  (unaudited)

                      Liabilities and Stockholders' Equity

                                                                                    1997                  1996
                                                                                    ----                  ----
  Liabilities:
          Accounts payable.............................................       $      486,654        $      289,912
          Accrued offering costs to Affiliates.........................              745,994               298,341
          Accrued offering costs to non-affiliates.....................              131,702                 4,236
          Accrued interest payable to Affiliates.......................                4,680                 4,718
          Accrued interest payable to non-affiliates...................                5,645                52,402
          Accrued real estate taxes....................................            4,861,649             2,770,889
          Distributions payable (Note 7)...............................              971,540               548,947
          Security deposits............................................              485,319               247,769
          Mortgages payable (Note 6)...................................           73,130,071            30,838,233
          Unearned income..............................................              369,135                64,590
          Other liabilities............................................              286,097                32,820
          Due to Affiliates (Note 2)...................................              325,906               255,591
                                                                              --------------        --------------


          Total liabilities............................................           81,804,392            35,408,448
                                                                              --------------        --------------


  Stockholders' Equity (Notes 1 and 2):
          Common stock, $.01 par value, 24,000,000 Shares
          authorized; 14,610,007 and 14,583,394 Shares issued
          and outstanding at June 30, 1997 and 8,144,116 and
          8,137,766 Shares issued and outstanding at December
          31, 1996, respectively.......................................              144,353                81,000
  Additional paid-in capital (net of offering costs
          of $17,645,988 and $10,500,108 at June 30, 1997 and
          December 31, 1996, respectively of which
          $14,364,462 and $8,096,213 was paid to Affiliates,
          respectively)................................................          126,494,374            70,512,073
  Accumulated distributions in excess of net income....................           (3,235,962)           (1,492,835)
          Total stockholders' equity...................................       --------------        --------------

                                                                                 123,402,765            69,100,238
                                                                              --------------        --------------

  Total liabilities and stockholders' equity...........................       $  205,207,157           104,508,686
                                                                              ==============        ==============

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                            Statement of Operations

           For the three and six months ended June 30, 1997 and 1996
                                  (unaudited)

                                                           Three months                       Six months
                                                              ended                             ended
                                                             June 30,                          June 30,
                                                             --------                          --------

                                                       1997             1996            1997             1996
                                                       ----             ----            ----             ----
  Income:
          Rental income (Notes 1 and 5)...........   $4,367,866          845,598        7,971,450       1,320,636
          Additional rental income................    2,348,354          147,334        3,409,861         389,624
          Interest income.........................      318,367           80,838          474,803         124,589
          Other income............................       24,976           52,806           61,220          52,806
                                                     ----------        ---------       ----------       ---------

                                                      7,059,563        1,126,576       11,917,334       1,887,655
                                                     ----------        ---------       ----------       ---------
  Expenses:

          Professional services to
          Affiliates..............................        9,970            8,654           19,470          10,654
          Professional services to
          non-affiliates..........................       33,515           10,160           63,925          36,228
          General and administrative
          to Affiliates...........................       21,119           43,532           38,055          51,435
          General and administrative
          expenses to non-affiliates..............       34,376            3,797           62,688           5,994
          Advisor asset management fee............      289,663           76,992          523,000         125,532
          Property operating expenses
          to Affiliates...........................      243,793           42,960          416,330          72,096
          Property operating expenses
          to non-affiliates.......................    2,355,922          165,149        4,042,846         446,626
          Mortgage interest to Affiliates.........       14,059           14,280           58,513          29,323
          Mortgage interest to
          non-affiliates..........................    1,096,429           77,804        2,057,716          77,804
          Depreciation............................      897,599          174,409        1,639,519         277,500
          Amortization............................       21,895            1,373           60,259           2,746
          Acquisition costs expenses..............       43,759            8,165           52,849          17,150
                                                     ----------        ---------       ----------       ---------

                                                      5,062,099          627,275        9,035,170       1,153,088
                                                     ----------        ---------       ----------       ---------

          Net income..............................   $1,997,464          499,301        2,882,164         734,567
                                                     ==========        =========       ==========       =========

                                                           Three months                       Six months
                                                              ended                             ended
                                                             June 30,                          June 30,
                                                             --------                          --------
  Net income per weighted average
          common stock shares outstanding
          (12,617,022 and 3,558,960 for the
          three months ended June 30, 1997
          and 1996, respectively and
          10,945,945 and 2,956,008 for the
          six months ended June 30, 1997
          and 1996, respectively).................   $      .16              .14              .26             .25
                                                     ==========        =========       ==========       =========



                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                       Statements to Stockholders' Equity

                      June 30, 1997 and December 31, 1996


                                                                                             Accumulated
                                                                          Additional        Distributions
                                                          Common           Paid-in          in excess of
                                                          Stock            Capital           net income            Total
                                                          -----          -----------        -------------          -----
  Balance January 1, 1996.........................   $    19,996         16,835,183             (240,113)        16,615,066

  Net income......................................           ---                ---            2,452,221          2,452,221

  Distributions declared
         ($.82 for the year ended
         December 31, 1996 per weighted
         average common stock shares
         outstanding).............................           ---                ---           (3,704,943)        (3,704,943)

  Proceeds from Offering (net of
         Offering costs of $7,145,880)............        63,556         56,165,479                  ---         56,229,035

  Repurchases of Shares...........................           (34)           (30,287)                                (30,321)
                                                     -----------       -------------        ------------       ------------

  Balance December 31, 1996.......................        81,000         70,512,073           (1,492,835)        69,100,238

  Net income......................................           ---                ---            2,882,164          2,882,164

  Distributions declared
         ($.42 for the six months ended
         June 30, 1997 per weighted
         average common stock shares
         outstanding).............................           ---                ---           (4,625,291)        (4,625,291)




  Proceeds from Offering (net
         of Offering costs of $7,145,880) ........        63,556         56,165,479                  ---         56,229,035

  Repurchase of Shares............................          (203)          (183,178)                 ---           (183,381)
                                                     -----------       ------------         ------------       ------------

  Balance June 30, 1997...........................   $   144,353        126,494,374           (3,235,962)       123,402,765
                                                     ===========        ===========         ============       ============

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                            Statement of Cash Flows

                For the six months ended June 30, 1997 and 1996
                                  (unaudited)

                                                                              1997                  1996
                                                                              ----                  ----
  Cash flows from operating activities:
          Net income.........................................              $ 2, 882,164                734,567
          Adjustments to reconcile net income to net
          cash provided by operating activities:
          Depreciation.......................................                 1,639,519                277,500
          Amortization.......................................                    60,259                  2,746
          Rental income under master lease...................                   139,874                194,508
          Changes in assets and liabilities:
          Accounts and rents receivable......................                (1,933,259)              (465,358)
          Other assets.......................................                  (374,365)                44,650
          Accrued interest payable...........................                   (46,795)                26,435
          Accrued real estate taxes..........................                 2,090,760                356,218
          Accounts payable...................................                   196,742                204,911
          Unearned income....................................                   304,545                 24,132
          Other current liabilities..........................                   253,277                  3,987
          Due to Affiliates..................................                    70,315                176,641
          Security deposits..................................                   237,550                 53,871
                                                                           ------------          -------------

  Net cash provided by operating activities..................                 5,520,586              1,634,808
                                                                           ------------          -------------
  Cash flows from investing activities:
          Restricted cash....................................                (1,379,399)                   ---
          Additions to investment properties.................                  (520,939)              (168,035)
          Purchase of investment properties..................               (69,320,114)           (12,519,834)
          Deposits on investment properties..................                (2,494,140)                   ---
                                                                           ------------          -------------

  Net cash used in investing activities......................               (73,714,592)           (12,687,869)
                                                                           ------------          -------------
  Cash flows from investing activities:
          Repayment of note to Affiliate.....................                       ---               (360,000)
          Proceeds from offering.............................                63,191,534             23,730,034
          Payments of offering costs.........................                (6,570,761)            (2,796,689)
          Loan proceeds......................................                32,848,379                    ---
          Loan fees..........................................                  (531,534)                   ---
          Distributions paid.................................                (4,202,698)            (1,049,946)
          Principal payments of debt.........................                (8,120,426)               (18,317)
                                                                           ------------          -------------

  Net cash provided by financing activities..................                76,614,494             19,505,082
                                                                           ------------          -------------

                                                                               1997                   1996
                                                                              ------                  -----
  Net increase in cash and cash equivalents.........................          8,420,488              8,452,021

  Cash and cash equivalents at beginning of period..................          8,491,735                738,931
                                                                           ------------          -------------

  Cash and cash equivalents at end of period........................         16,912,223              9,190,952
                                                                           ============          =============

Supplemental schedule of noncash investing and financing activities:


                                                                            1997                  1996
                                                                            ----                  ----
  Purchase of investment properties.................................       $(86,883,999)           (16,993,010)
  Assumption of debt................................................          9,563,885              4,473,176
  Note payable......................................................          8,000,000                    ---
                                                                           ------------          -------------

                                                                            (69,320,114)           (12,519,834)
                                                                           ============          =============

  Distributions payable.............................................       $    971,540                269,137
                                                                           ============          =============

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements

                                 June 30, 1997
                                  (unaudited)




         Readers of this Supplement No. 2 should refer to the Company's audited financial statements for the fiscal year ended December 31, 1996, which are included in the Company's 1996 Annual Report, as certain footnote disclosures which would substantially duplicate those contained in such audited financial statements have been omitted from this Supplement.

(1)      Organization and Basis of Accounting

         Inland Real Estate Corporation (the "Company") was formed on May 12, 1994 to invest in neighborhood retail centers located within an approximate 150-mile radius of its headquarters in Oak Brook, Illinois. The Company may also acquire single-user retail properties in locations throughout the United States, certain of which may be sale and leaseback transactions, net leased to creditworthy tenants. Inland Real Estate Advisory Services, Inc. (the "Advisor"), an Affiliate of the Company, is the advisor to the Company. On October 14, 1994, the Company commenced an initial public offering, on a best efforts basis, ("Offering") of 5,000,000 shares of common stock ("Shares") at a price of $10 per Share and 1,000,000 Shares at a price of $9.05 per Share to be distributed pursuant to the Company's distribution reinvestment program (the "DRP"). As of July 24, 1996, the Company had received subscriptions for a total of 5,000,000 Shares, thereby completing the initial Offering. On July 24, 1996, the Company commenced an offering of an additional 10,000,000 Shares, on a best efforts basis, (the "Second Offering") plus an additional 1,000,000 Shares for distribution through the DRP. As of June 30, 1997, the Company had received subscriptions for a total of 9,583,394 Shares from the Second Offering, resulting in $144,525,563 in total gross offering proceeds, including Shares purchased through the Distribution Reinvestment Program. As of June 30, 1997, the Company has repurchased 26,613 Shares through the Share Repurchase Program.

         The Company qualified as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended, for federal income tax purposes
commencing with the tax year ending December 31, 1995.   Since the Company
qualified for taxation as a REIT, the Company generally will not be subject to federal income tax to the extent it distributes its REIT taxable income to its stockholders. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate tax rates. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and federal income and excise taxes on its undistributed income.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements

                                 June 30, 1997
                                  (unaudited)





         The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents and are carried at cost, which approximates fair value.

         Restricted cash at June 30, 1997 includes $967,290 held in escrow for the principal payments on the Aurora Commons mortgage payable and $88,298 held in escrow by the mortgagee for the payment of real estate taxes at Aurora Commons. Restricted cash at June 30, 1997 also includes amounts held as vacancy escrows on Cobblers Crossing, Mallard Crossing and Park St. Claire Shopping Center. Restricted cash at June 30, 1997 and December 31, 1996 also includes amounts held in escrow for tenant improvements, concessions and leasing commissions at Antioch Plaza. Such amounts will be added to the basis of the property as tenant improvements are completed.

         Statement of Financial Accounting Standards No. 121 requires the Partnership to record an impairment loss on its property to be held for investment whenever its carrying value cannot be fully recovered through estimated undiscounted future cash flows from their operations and sale. The amount of the impairment loss to be recognized would be the difference between the property's carrying value and the property's estimated fair value. As of June 30, 1997, the Partnership has not recognized any such impairments on its properties.

         Depreciation expense is computed using the straight-line method. Buildings and improvements are based upon estimated useful lives of 30 years. Tenant improvements will be depreciated over the related lease period.

         Loan fees are amortized on a straight line basis over the life of the related loans. Deferred organization costs are amortized over a 60-month period. Offering costs are offset against the Stockholders' equity accounts. offering costs consist principally of printing, selling and registration costs. Rental income is recognized on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements is recorded as deferred rent receivable.


(2) Transactions with Affiliates

         As of June 30, 1997, the Company had incurred $17,645,988 of organization and offering costs. Pursuant to the terms of the offering, the Advisor is required to pay organizational and offering expenses (excluding sales commissions, the marketing contribution and the due diligence expense allowance fee) in excess of 5.5% of the gross proceeds of the Offering (the "Gross Offering Proceeds") or all organization and offering expenses (including selling commissions) which together exceed 15% of gross offering proceeds. As of the completion of the initial Offering, organizational and offering did not exceed the

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements

                                 June 30, 1997
                                  (unaudited)



5.5% or 15% limitations. As of June 30, 1997, organizational and offering costs of the Second Offering did not exceed the 5.5% and 15% limitations. The Company anticipates that these costs will not exceed these limitations upon completion of the offerings, however, any excess amounts will be reimbursed by the Advisor.

         The Advisor and its Affiliates are entitled to reimbursement for salaries and expenses of employees of the Advisor and its Affiliates relating to the Offering. Such costs to Affiliates incurred relating to the offering were $1,053,167 and $692,248 as of June 30, 1997 and December 31, 1996,
respectively, of which $2,906 and $120,269 were unpaid as of June 30, 1997 and December 31, 1996, respectively. In addition, an Affiliate of the Advisor serves as dealer manager of the offering and is entitled to receive selling commissions, a marketing contribution and a due diligence expense allowance fee from the Company in connection with the offering. Such amounts incurred were $13,311,295 and $7,403,965 as of June 30, 1997 and December 31, 1996,
respectively, of which $743,088 and $270,365 was unpaid as of June 30, 1997 and December 31, 1996, respectively. As of June 30, 1997, approximately $11,417,000 of these commissions had been passed through from the Affiliate to unaffiliated soliciting broker/dealers.

         The Advisor and its Affiliates are entitled to reimbursement for salaries and expenses of employees of the Advisor and its Affiliates relating to the administration of the Company. Such costs are included in professional services to Affiliates, general and administrative expenses to Affiliates and acquisition costs expensed of which $2,906 remained unpaid at June 30, 1997.

         As of June 30, 1997, the Advisor has contributed $200,000 to the capital of the Company for which it received 20,000 Shares.

         The Advisor may receive an annual Advisor Asset Management Fee of not more than 1% of the Average Invested Assets, paid quarterly. For any year in which the Company qualifies as a REIT, the Advisor must reimburse the Company:
(i) to the extent that the Advisor Asset Management Fee plus Other Operating Expenses paid during the previous calendar year exceed 2% of the Company's Average Invested Assets for the calendar year or 25% of the Company's Net Income for that calendar year; and (ii) to the extent that Stockholders have not received an annual Distribution equal to or greater than the 8% Current Return. For the six months ended Juno 30, 1997, the Company has incurred $523,000 of such fees, of which $323,000 remains unpaid at June 30, 1997.

         An Affiliate of the Advisor is entitled to receive Property Management Fees for management and leasing services. The Company incurred and paid Property Management Fees of $416,330 and $72,096 for the six months ended June 30, 1997 and 1996, respectively, all of which has been paid.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements

                                 June 30, 1997
                                  (unaudited)





(3) Stock Option and Dealer Warrant Plan

         The Company adopted an Independent Director Stock Option Plan which granted each Independent Director an option to acquire 3,000 Shares as of October 19, 1994 and an additional 500 Shares on the date of each annual stockholders' meeting commencing with the annual meeting in 1995 if the Independent Director is a member of the Board on such date. The options for the initial 3,000 Shares granted shall be exercisable as follows: 1,000 Shares on the date of grant and 1,000 Shares on each of the first and second anniversaries of the date of grant. The succeeding options are exercisable on the second anniversary of the date of grant.

            In addition to sales commissions, Soliciting Dealers will also receive one Soliciting Dealer Warrant for each 40 Shares sold by such Soliciting Dealer during the offerings, subject to state and federal securities laws. The holder of a Soliciting Dealer Warrant will be entitled to purchase one Share from the Company at a price of $12 during the period commencing with the first date upon which the Soliciting Dealer Warrants are issued and ending upon the first to occur of: (i) October 14, 1999 or (ii) the closing date of a secondary offering of the Shares by the Company. Notwithstanding the foregoing no Soliciting Dealer Warrant will be exercisable until one year from the date of issuance. As of December 31, 1996, none of these warrants were exercised.

                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                 (Continued)




(4) Investment Properties


                                                                                               Gross amount at which carried
                                                  Initial Cost (A)                                    at end of period
                                               ------------------------                -------------------------------------------
                                                                           Net
                                                           Buildings    Adjustments       Land      Buildings
                                      Date                    and           to            and          and
                                      Acq        Land      improvements  Basis (B)     Improvement  improvements         Total
                                    -------   ----------   ------------ -----------    -----------  ------------     -------------
  Single-user Retail
  ------------------
     Walgreen/Decatur
     Decatur, IL ................     01/95   $   78,330   1,130,723         ---          78,330     1,130,723        1,209,053
     Zany Brainy
     Wheaton, IL ................     07/96      838,000   1,626,033         ---         838,000     1,626,033        2,464,033
     Ameritech
     Joliet, IL .................     05/97      170,000     883,293         ---         170,000       883,293        1,053,293
     Dominicks-Schaumburg
     Schaumburg, IL .............     05/97    2,670,250   8,012,450         ---       2,670,250     8,012,450       10,682,700
     Dominicks-Highland Park
     Highland Park, IL ..........     06/97    3,200,000   9,593,565         ---       3,200,000     9,593,565       12,793,565

  Neighborhood Retail Centers
  ---------------------------
     Eagle Crest Shopping Center
     Naperville, IL .............     03/95    1,878,618   2,938,352     115,828      1,8778,618     3,054,180        4,932,798
     Montgomery-Goodyear
     Montgomery, IL .............     09/95      315,000     834,659     (12,692)        315,000       821,967        1,136,967
     Hartford/Naperville Plaza
     Naperville, IL .............     09/95      990,000   3,427,961      11,244         990,000     3,439,205        4,429,205
     Nantucket Square
     Schaumburg, IL .............     09/95    1,908,000   2,349,918     (72,214)      1,908,000     2,277,704        4,185,704
     Antioch Plaza
     Antioch, IL ................     12/95      268,000   1,360,445    (163,744)        268,000     1,196,701        1,464,701


                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

(4)      Investment Properties

                                                                                         Gross amount at which carried
                                             Initial Cost (A)                                  at end of period
                                         -----------------------                 -------------------------------------------
                                                                     Net
                                                     Buildings     Adjustments       Land      Buildings
                               Date                    and            to            and          and
                               Acq       Land       improvements    Basis (B)     Improvement  improvements      Total
                               ------  --------     ------------  -----------    -----------   ------------   -------------
  Mundelein Plaza
  Mundelein, IL.........       03/96     1,695,000    3,965,560    (38,493)      1,695,000     3,927,067       5,622,067
  Regency Point
  Lockport, IL .........       04/96     1,000,000    4,720,800    (24,225)      1,000,000     4,696,575       5,696,575
  Prospect Heights
  Prospect Heights, IL..       06/96       494,300    1,683,755    (11,989)        494,300     1,671,766       2,166,066
  Montgomery-Sears
  Montgomery, IL........       06/96       768,000    2,714,173    (31,192)        768,000     2,682,981       3,450,981
                                       -----------   ----------   --------      ----------    ----------      ----------

  Subtotal..............               $16,273,498   45,241,687   (227,477)     16,273,498    45,014,210      61,287,708

  Salem Square
  Countryside, IL.......       08/96     1,735,000    4,449,217    (17,250)      1,735,000     4,431,967       6,166,967
  Hawthorn Village
  Vernon Hills, IL......       08/96     2,619,500    5,887,640     34,880       2,619,500     5,922,520       8,542,020
  Six Corners
  Chicago, IL...........       10/96     1,440,000    4,538,152        ---       1,440,000     4,538,152       5,978,152
  Spring Hill Fashion Corner
  West Dundee, IL.......       11/96     1,794,000    7,415,396       (203)      1,794,000     7,415,193       9,209,193
  Crestwood Plaza
  Crestwood, IL.........       12/96       325,577    1,483,183      4,750         325,577     1,487,933       1,813,510
  Park St. Claire
  Schaumburg, IL........       12/96       319,578    1,205,672    225,636         319,578     1,431,308       1,750,886
  Lansing Square
  Lansing, IL...........       12/96     4,075,000   12,179,383     15,358       4,075,000    12,194,741      16,269,741
  Summit of Park Ridge
  Park Ridge, IL........       12/96       672,000    2,497,950       (143)        672,000     2,497,807       3,169,807


                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

(4)      Investment Properties

                                                                                            Gross amount at which carried
                                                 Initial Cost (A)                                 at end of period
                                             --------------------------                  ----------------------------------
                                                                               Net
                                                           Buildings       Adjustments        Land            Buildings
                                Date                          and              to              and              and
                                Acq             Land      improvement      Basis (B)       Improvement      improvements
                                ------        ---------  ---------------  --------------  ---------------  ----------------
  Grand and Hunt Club
  Gurnee, IL................     12/96          969,840      2,622,575         (53,343)          969,840         2,569,232
  Quarry Outlot
  Hodgkins, IL..............     12/96          522,000      1,278,431           6,851           522,000         1,285,282
  Maple Park Place
  Bolingbrook, IL...........     01/97        3,115,005     12,220,332           5,448         3,115,005        12,225,780
  Aurora Commons
  Aurora, IL................     01/97        3,220,000      8,318,661           3,434         3,220,000         8,322,095
  Lincoln Park Place
  Chicago, IL...............     01/97          819,000      1,299,902           3,526           819,000         1,303,428
                                            -----------    -----------           -----        ----------       -----------

  Subtotal                                  $37,899,998    110,638,181           1,467        37,899,998       100,639,648
  Niles Shopping Center
  Niles, IL.................     04/97          850,000      2,408,467             ---           850,000         2,408,467
  Mallard Crossing
  Elk Grove Village, IL.....     05/97        2,030,000      6,080,610             ---         2,030,000         6,080,610
  Cobblers Crossing
  Elgin, IL.................     05/97        3,200,000      7,763,940             ---          3,200,00         7,763,940
  Calumet Square
  Calumet City, IL..........     06/97          527,000      1,504,316             ---           527,000         1,504,316
  Sequoia Shopping Center
  Milwaukee, WI.............     06/97          752,500      2,266,750             ---           752,500         2,266,750


                              Gross amount at which carried
                                   at end of period
                              -----------------------------
                                          Total
                                          -----
  Grand and Hunt Club
  Gurnee, IL................             3,539,072
  Quarry Outlot
  Hodgkins, IL..............             1,807,282
  Maple Park Place
  Bolingbrook, IL...........
  Aurora Commons                        15,340,785
  Aurora, IL................
  Lincoln Park Place                    11,542,095
  Chicago, IL...............
                                         2,122,428
                                       -----------

  Subtotal                             148,539,646
  Niles Shopping Center
  Niles, IL.................             3,258,467
  Mallard Crossing
  Elk Grove Village, IL.....             8,110,610
  Cobblers Crossing
  Elgin, IL.................            10,963,940
  Calumet Square
  Calumet City, IL..........             2,031,316
  Sequoia Shopping Center
  Milwaukee, WI.............             3,019,250


                         INLAND REAL ESTATE CORPORATION
                            (a Maryland corporation)

                         Notes to Financial Statements
                                  (continued)

(4)      Investment Properties

                                                                                             Gross amount at which carried
                                                     Initial Cost (A)                             at end of period
                                                 --------------------------                  ---------------------------------
                                                                                   Net
                                                                Buildings       Adjustments        Land            Buildings
                                  Date                             and             to               and              and
                                  Acq                Land      improvement      Basis (B)       Improvement      improvements
                                -----------      -----------  -------------  --------------- ----------------  ---------------
Riversquare Shopping Center
Center
Naperville, IL ..............     06/97             1,525,000       4,452,958       (3,142)       1,525,000         4,449,816
                                                   ----------     -----------       ------       ----------       -----------

                                                   46,784,498     135,115,222       (1,675)      46,784,498       135,113,547
Total                                              ==========     ===========       ======       ==========       ===========

                                         Gross amount at which carried
                                              at end of period
                                         ---------------------------------
                                                   Total
                                                  ------
Riversquare Shopping Center
Center
Naperville, IL ..............                     5,974,816
                                                -----------
                                                181,898,045
Total                                           ===========







(A) The initial cost to the Company, represents the original purchase price of the property, including amounts incurred subsequent to acquisition, which were contemplated at the time the property was acquired.

(B) Adjustments to basis includes additions to investment properties and payments received under master lease agreements. As part of several purchases, the Company will receive rent under master lease agreements on the spaces currently vacant for periods ranging from one to two years or until the spaces are leased. Generally Accepted Accounting Principles ("GAAP") require that as these payments are received, they be recorded as a reduction in the purchase price of the properties rather than as rental income. The cumulative amount of such payments was $710,568 and $570,694 as of June 30, 1997 and December 31, 1996, respectively. (Note 5)

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                          Notes Financial Statements
                                 (continued)

                                June 30, 1997
                                 (unaudited)





(5)     Operating Leases

        As part of the purchases of several of the properties, the Company will receive rent under master lease agreements on spaces currently vacant for periods ranging from one to two years or until the spaces are leased and tenants begin paying rent. GAAP requires the Company to reduce the purchase price of the properties as these payments are received, rather than record the payments as rental income.

        Certain tenant leases contain provisions providing for stepped rent increases. GAAP requires the Company to record rental income for the period of occupancy using the effective monthly rent, which is the average monthly rent for the entire period of occupancy during the term of the lease. The accompanying financial statements include increases of $207,655 and $41,051 for the six months ended June 30, 1997 and 1996, of rental income for the period of occupancy for which stepped rent increases apply and $339,293 and $131,638 in related accounts receivable as of June 30, 1997 and December 31, 1996, respectively. The Company anticipates collecting these amounts over the terms of the related leases as scheduled rent payments are made.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                          Notes to Financial Statements
                                 (continued)

                                June 30, 1997
                                 (unaudited)

(6)      Mortgages and Note Payable

         Mortgages payable consist of the following at June 30, 1997 and December 31, 1996:

                                        Current                       Current                  Balance at
            Property as                 Interest      Maturity        Monthly           June 30,         December
             Collateral                  Rate           Date        Payment (a)           1997           31, 1996
             ----------                  ----           ----        -----------           ----           --------
  Mortgage payable to Affiliate:           7.655%      05/2004             $5,689          $733,622          739,543
          Walgreens                       7.4875%      08/2000                (b)         4,397,906        4,428,690
  Mortgages payable to                     7.850%      10/2003             15,373         2,350,000        2,350,000
  non-affiliates:
          Regency Point                    7.850%      10/2003             14,392         2,200,000        2,200,000
          Eagle Crest                      7.850%      10/2003              5,724           875,000          875,000
          Nantucket Square                 7.850%      10/2003             18,382         2,810,000        2,810,000
          Antioch Plaza                    7.850%      10/2003              4,121           630,000          630,000
          Mundelein Plaza                  7.850%      08/2003             10,761         1,645,000        1,645,000
          Montgomery-Sears                 7.850%      08/2003             15,111         2,310,000        2,310,000
          Hartford/Naperville              7.590%      01/2004              7,875         1,245,000        1,245,000
          Zany Brainy                      7.590%      01/2004              6,926         1,095,000        1,095,000
          Prospect Heights Plaza           7.590%      01/2004             27,071         4,280,000        4,280,000
          Hawthorn Village                 7.590%      01/2004             19,608         3,100,000        3,100,000
          Commons
          Six Corners Plaza                7.590%      01/2004             19,797         3,130,000        3,130,000
          Salem Square Shopping            7.800%      01/2004             52,975         8,150,000              ---
          Center
          Lansing Square                   7.800%      01/2004             30,485         4,690,000              ---
          Spring Hill Fashion              9.000%      10/2001             85,423         9,480,163              ---
          Mall
          Aurora Commons (c)              6.8375%      06/2004                (d)         7,650,000              ---
          Maple Park Place                6.8375%      06/2004                (d)         5,345,500              ---
          Dominicks-Schaumburg            6.8375%      06/2004                (d)         1,600,000              ---
          Summit Park Ridge               6.8375%      06/2004                (d)         1,050,000              ---
          Lincoln Park Place              6.8375%      06/2004                (d)           904,380              ---
          Park St. Claire                 6.8375%      06/2004                (d)           762,500              ---
          Quarry                          6.8375%      06/2004                (d)           900,000              ---
                                                                                          1,796,000              ---
     Grand/Hunt Club                      6.8375%      06/2004                (d)       ----------------------------

  Mortgages Payable................................................................     $73,130,071       30,838,233
                                                                                        ============================

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                          Notes Financial Statements
                                 (continued)

                                June 30, 1997
                                 (unaudited)




(a) All payments are interest only, with the exception of the loans secured by the Walgreens, Regency Point and Aurora Commons properties.

(b) Payments on this mortgage are based on a floating interest rate of 180 basis points over the 30-day LIBOR rate, which adjusts monthly, amortizing over 25 years.

(c) The Company received a credit for interest expense on the debt at closing, which is included in restricted cash along with an amount set aside by the Company for principal payments on the debt. Interest income earned on the restricted cash amounts, when netted with interest expense on the debt, results in an adjusted interest rate on the debt of approximately 8.2%.

(d) Payments on this mortgage are based on a floating interest rate of 115 basis points over the 30-day LIBOR rate, which adjusts monthly.


(7)     Deposits on Investment Properties

   On February 7, 1997, the Company made an initial deposit of $1,228,510 for the purchase of Oak Forest Commons. The balance of the purchase price, approximately $10,607,000 will be paid upon completion of the redevelopment of the center and when the anticipated main tenant, Dominick's Finer Foods, Inc., begins paying rent under a lease agreement.

   On February 7, 1997, the Company made an initial deposit of $1,265,630 for the purchase of Downers Grove Plaza. The balance of the purchase price, approximately $15,382,000 will be paid upon completion of the redevelopment of the center and when the anticipated main tenant, Dominick's Finer Foods, Inc. begins paying rent under a lease agreement.

   The Company earns interest on these deposits at the rate of 9.3% per annum.


(8)     Subsequent Events

   As of July 10, 1997, the Company had received subscriptions for a total@of 10,000,000 Shares thereby completing the follow-on Offering. On July 14, 1997, the Company commenced a second follow-on Offering of 20,000,000 Shares plus an additional 1,000,000 Shares available for distribution through the DRP. As of August 11, 1997, the Company has accepted subscriptions for 951,535 Shares in the second follow-on Offering.

                        INLAND REAL ESTATE CORPORATION
                           (a Maryland corporation)

                        Notes to Financial Statements
                                 (continued)

                                June 30, 1997
                                 (unaudited)



   In July 1997, the Company paid a distribution of $971,540 to the Stockholders.

   On July 17, 1997, the Company purchased the Rivertree Court Shopping Center from an unaffiliated third party for approximately $31,750,000. As part of the acquisitions, the Company assumed the existing first mortgage loan of $15,700,000. The mortgage requires interest only payments at a rate of 10.03% per annum, paid monthly, until the maturity date of January 1, 1999. The property is located in Vernon Hills, Illinois and contains approximately 299,055 square feet of leasable space.

   On July 25, 1997, the Company purchased Shorecrest Shopping Center from an unaffiliated third party for approximately $5,956,000. The property is located in Racine, Wisconsin and contains approximately 91,177 square feet of leasable space.

   On July 31, 1997, the Company made an additional deposit of $524,390 for the purchase of Oak Forest Commons. The Company earns interest on this deposit at the rate of 9.3% per annum.